--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                            AGREEMENT AND PLAN OF MERGER

                             dated September 11, 1998

                                    by and among

                          WINBOND ELECTRONICS CORPORATION,

                             WINBOND INT'L CORPORATION,

                            ORIOLE HOLDING CORPORATION,

                          WINBOND ACQUISITION CORPORATION

                                        and

                         INFORMATION STORAGE DEVICES, INC.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  TABLE OF CONTENTS

                                                                           Page
                                                                           ----
ARTICLE I THE MERGER AND REORGANIZATION. . . . . . . . . . . . . . . . . . . .2
     1.1 Effective Time of the Merger. . . . . . . . . . . . . . . . . . . . .2
     1.2 Closing.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
     1.3 Effects of the Merger.. . . . . . . . . . . . . . . . . . . . . . . .2
     1.4 Federal Income Tax Consequences.. . . . . . . . . . . . . . . . . . .3
     1.5 Certain Definitions.. . . . . . . . . . . . . . . . . . . . . . . . .3

ARTICLE II MANNER AND BASIS OF CONVERTING SHARES OF CAPITAL STOCK. . . . . . .8
     2.1 Effect on Capital Stock.. . . . . . . . . . . . . . . . . . . . . . .8
     2.2 Surrender and Exchange of Certificates. . . . . . . . . . . . . . . .9
     2.3 Adjustment for Stock Splits, Etc. . . . . . . . . . . . . . . . . . 10
     2.4 Stock Options.. . . . . . . . . . . . . . . . . . . . . . . . . . . 10

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY. . . . . . . . . . 11
     3.1 Organization. . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     3.2 Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     3.3 Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     3.4 Validity of Agreement.. . . . . . . . . . . . . . . . . . . . . . . 12
     3.5 Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     3.6 No Conflict; Required Filings and Consents. . . . . . . . . . . . . 13
     3.7 Copies of Certain Documents.. . . . . . . . . . . . . . . . . . . . 14
     3.8 Compliance; Permits.. . . . . . . . . . . . . . . . . . . . . . . . 14
     3.9 SEC Filings; Financial Statements.. . . . . . . . . . . . . . . . . 14
     3.10 Absence of Certain Changes or Events.. . . . . . . . . . . . . . . 15
     3.11 No Undisclosed Liabilities.. . . . . . . . . . . . . . . . . . . . 15
     3.12 Employee Benefit Plans; Employment Agreements. . . . . . . . . . . 16
     3.13 Employment Matters.. . . . . . . . . . . . . . . . . . . . . . . . 17
     3.14 Title to Property. . . . . . . . . . . . . . . . . . . . . . . . . 17
     3.15 Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     3.16 Environmental Matters. . . . . . . . . . . . . . . . . . . . . . . 19
     3.17 Compliance with Other Laws.. . . . . . . . . . . . . . . . . . . . 20
     3.18 Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     3.19 Opinion of Financial Advisor.. . . . . . . . . . . . . . . . . . . 20
     3.20 Intellectual Property. . . . . . . . . . . . . . . . . . . . . . . 20
     3.21 Interested Party Transactions. . . . . . . . . . . . . . . . . . . 23
     3.22 Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     3.23 Vote Required. . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     3.24 Full Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . 23

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF WEC, Oriole, AND WAC. . . . . . 24


                                          i


                                 TABLE OF CONTENTS
                                    (continued)

                                                                           Page
                                                                           ----
     4.1 Organization. . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     4.2 Validity of Agreement.. . . . . . . . . . . . . . . . . . . . . . . 24
     4.3 Effect of Agreement.. . . . . . . . . . . . . . . . . . . . . . . . 24
     4.4 Cash Consideration. . . . . . . . . . . . . . . . . . . . . . . . . 24
     4.5 Proxy Statement.. . . . . . . . . . . . . . . . . . . . . . . . . . 25

ARTICLE V CONDUCT OF BUSINESS PRIOR TO CLOSING DATE. . . . . . . . . . . . . 25

ARTICLE VI ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . 26
     6.1 Access to Information.. . . . . . . . . . . . . . . . . . . . . . . 26
     6.2 Governmental Filings. . . . . . . . . . . . . . . . . . . . . . . . 27
     6.3 Shareholders' Approval. . . . . . . . . . . . . . . . . . . . . . . 27
     6.4 Certain Defaults. . . . . . . . . . . . . . . . . . . . . . . . . . 28
     6.5 Communications. . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     6.6 Consents and Approvals. . . . . . . . . . . . . . . . . . . . . . . 28
     6.7 Company Shareholder Rights Plan.. . . . . . . . . . . . . . . . . . 28
     6.8 Employment Offers.. . . . . . . . . . . . . . . . . . . . . . . . . 28
     6.9 Employee Benefit Plans. . . . . . . . . . . . . . . . . . . . . . . 29
     6.10 Certain Information. . . . . . . . . . . . . . . . . . . . . . . . 29
     6.11 Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     6.12 Exclusivity. . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     6.13 Accountants' Letter. . . . . . . . . . . . . . . . . . . . . . . . 30
     6.14 Closing Conditions.. . . . . . . . . . . . . . . . . . . . . . . . 32



ARTICLE VII CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . . 32
     7.1 Conditions to Each Party's Obligation to Effect the Merger. . . . . 32
     7.2 Conditions to Obligations of the Company. . . . . . . . . . . . . . 33
     7.3 Conditions to Obligations of WEC. . . . . . . . . . . . . . . . . . 33

ARTICLE VIII NO SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. . . . 35

ARTICLE IX GENERAL PROVISIONS. . . . . . . . . . . . . . . . . . . . . . . . 36
     9.1 Notices.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
     9.2 Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
     9.3 Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
     9.4 Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
     9.5 Termination.. . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
     9.6 Effect of Termination.. . . . . . . . . . . . . . . . . . . . . . . 38


                                          ii


                                 TABLE OF CONTENTS
                                    (continued)

                                                                           Page
                                                                           ----

     9.7 Break-up Fee. . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
     9.8 Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
     9.9 Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . 39
     9.10 Good Faith.. . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
     9.11 Applicable Law.. . . . . . . . . . . . . . . . . . . . . . . . . . 39
     9.12 Severability.. . . . . . . . . . . . . . . . . . . . . . . . . . . 39


     EXHIBITS

          Exhibit A - Voting Agreement

          Exhibit B - Merger Agreement

          Exhibit C - Bylaws of Surviving Company

          Exhibit D - Form of Opinion of Company Counsel

                            AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of the 11th day of September, 1998, by and among Winbond Electronics Corporation, a corporation organized under the laws of the Republic of China in Taiwan ("WEC"), Winbond Int'l Corporation, a British Virgin Islands corporation ("WIC"), Oriole Holding Corporation, a Delaware corporation ("Oriole"), Winbond Acquisition Corporation, a California corporation and a wholly-owned subsidiary of Oriole ("WAC"), and Information Storage Devices, Inc., a California corporation (the "Company").

                                  R E C I T A L S:

     A. WEC and certain wholly owned subsidiaries of WEC, which are WIC, Peaceful River Corp., a British Virgin Islands corporation, and Pigeon Creek Holding Co., Ltd., a British Virgin Islands corporation (collectively with WEC, the "WEC Group"), own approximately 14% of the issued and outstanding Common Stock, no par value, of the Company ("Company Common Stock"), and WIC has sufficient cash to effect the purchase of the Company Common Stock as contemplated hereby;

     B. The respective boards of directors of WEC and the Company believe it is in the best interests of each company and their respective shareholders that the Company be acquired by WEC;

     C. To complete such acquisition, the respective boards of directors of WEC, WIC, Oriole and WAC and the Company, and Oriole acting as the sole shareholder of WAC, have approved the merger of WAC with and into the Company (the "Merger") pursuant to and subject to the terms and conditions of this Agreement, which provides for, among other things, the cancellation of each issued and outstanding share of Company Common Stock owned by any of Oriole, WAC and the WEC Group (the "WEC Shares") and the manner and basis of converting each issued and outstanding share of Company Common Stock held by other Company shareholders into the right to receive a cash payment of $7.50 per share;

     D. The parties desire to enter into this Agreement for the purpose of setting forth certain representations, warranties and covenants in connection with the Merger, and to prescribe various conditions precedent to the Merger; and

     E. Certain shareholders of the Company, including WEC and the directors and certain senior executive officers of the Company, are entering into a Voting Agreement substantially in the form attached as Exhibit A to this Agreement pursuant to which each such shareholder will agree to vote all of his or its shares of Company Common Stock in favor of the Merger and this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:


                                     ARTICLE I
                           THE MERGER AND REORGANIZATION

     1.1 EFFECTIVE TIME OF THE MERGER. Subject to the terms and conditions of this Agreement, Oriole, WAC and the Company shall effect the Merger as soon as practicable on or after the Closing Date (as defined in Section 1.2), by filing an executed copy of a merger agreement substantially in the form attached as Exhibit B to this Agreement (the "Merger Agreement"), together with required officers' certificates, with the Secretary of State of the State of California in accordance with the California General Corporation Law, as amended (the "CGCL"). The Merger shall become effective upon such filing (the "Effective Time of the Merger").

     1.2 CLOSING. The closing of the Merger (the "Closing") will take place as soon as practicable on the later of (a) the date of the Special Meeting referred to in Section 6.3 or (b) the first business day after satisfaction of the latest to occur of the conditions set forth in Article VII (the "Closing Date"), at the offices of Graham & James LLP, 600 Hansen Way, Palo Alto, California 94304, unless another date or place is agreed to in writing by WEC and the Company.

     1.3   EFFECTS OF THE MERGER.  At the Effective Time of the Merger:

           (a) WAC shall be merged with and into the Company and the separate corporate existence of WAC shall cease. The Company shall be the surviving corporation in the Merger and the separate corporate existence of the Company, with all its purposes, objects, rights, privileges, powers, immunities and franchises, shall continue unaffected and unimpaired by the Merger. (WAC and the Company are sometimes referred to herein as the "Constituent Companies" and the Company after the Merger is sometimes referred to herein as the "Surviving Company);

           (b) the Articles of Incorporation of the Surviving Company shall be as set forth in Attachment A to the Merger Agreement;

           (c) the Bylaws of the Company, amended as provided in Exhibit C attached hereto shall be the Bylaws of the Surviving Company;

           (d) the directors of WAC immediately prior to the Effective Time of the Merger shall be the directors of the Surviving Company, and the officers of the Surviving Company shall be as designated by the directors of the Surviving Company following the Merger, in each case until their successors shall have been elected and qualified or until otherwise provided by law;

           (e) all Company Option Plans (as defined in Section 2.4 of this Agreement) and the Employee Purchase Plan maintained by the Company immediately prior to the Merger, and the outstanding and unexercised portions of all options to purchase Company Common stock, including without limitations all options outstanding under such Company Option Plans, the Employee Purchase Plan and any other outstanding options, shall terminate, and the Surviving Company shall have no obligations after the Effective Time of the Merger with respect thereto; and

           (f) the Merger shall, from and after the Effective Time of the Merger, have all the effects provided by applicable law.

     1.4 FEDERAL INCOME TAX CONSEQUENCES. It is anticipated that the transaction will be taxable to the Company's shareholders and treated as a purchase of the outstanding stock of the Company not owned by the WEC Group.

     1.5 CERTAIN DEFINITIONS. "AFFILIATE" shall mean, as to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. The term "Affiliate", when used with regard to a natural person, shall also include members of such person's immediate family.

     "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time (and any successor statute), and the rules and regulations thereunder.

     "COMPANY COMMON STOCK" shall mean the common stock, no par value, of the Company.

     "COMPANY PREFERRED STOCK" shall mean the preferred stock, no par value, of the Company.

     "COMPANY SHAREHOLDER RIGHTS PLAN" shall mean the rights plan adopted by the Company on December 28, 1995 which provides for the distribution to the shareholders of the Company of rights to acquire Company Series A Participating Preferred Stock, no par value, and/or Company Common Stock in the event of certain acquisitions effected without the approval of the Company's board of directors or shareholders.

     "CONTRACT" of any Person shall mean any written or oral agreement, contract, arrangement, lease, license, commitment or other obligation to which such Person is a party or by which any property of such Person is bound.

     "DIRECTORS OPTION PLAN" shall mean the Company's 1994 Directors Stock Option Plan providing for the issuance of options to purchase up to 200,000 shares of Company Common Stock, of which options to purchase 97,500 shares were outstanding on August 31, 1998.

     "DISSENTING SHARES" shall mean all shares of Company Common Stock which shall constitute "dissenting shares" within the meaning of Section 1300 of the CGCL with respect to the Merger.

     "ELIGIBLE SHARES" shall mean the outstanding shares of Company Common Stock as of the Effective Time of the Merger that are not WEC Shares.

     "EMPLOYEE PURCHASE PLAN" shall mean the Company's Employee Stock Purchase Plan which provides for the purchase of up to 290,000 shares of Company Common Stock, of which 163,869 shares had been purchased as of August 31, 1998.

     "EQUITY INCENTIVE PLAN" shall mean the Company's 1994 Equity Incentive Plan providing for the issuance of options to purchase up to 3,550,000 shares of Company Common Stock, of which options to purchase 2,322,916 shares were outstanding on August 31, 1998.

     "ENVIRONMENTAL AND SAFETY LAWS" shall mean any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, or toxic or hazardous substances or wastes into the environment, including ambient air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, or toxic or Hazardous Substances or Hazardous Wastes or the clean-up or other remediation thereof.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations thereunder.

     "GOVERNMENTAL AUTHORITY" shall mean any federal, state, local or foreign court, governmental or administrative agency or commission or other governmental agency, authority, instrumentality or regulatory body.

     "GUARANTY" of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term Guaranty shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

     "HAZARDOUS SUBSTANCE" shall mean "hazardous substance" as defined in any law, rule or regulation applicable to such substance of any Governmental Authority.

     "HAZARDOUS WASTE" shall mean "hazardous waste" as defined in any law, rule or regulation applicable to such waste of any Governmental Authority.

     "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "INDEBTEDNESS" of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guaranties by such Person of Indebtedness of others, (h) all obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under generally accepted accounting principles, (i) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and (j) all obligations of such Person as an account party in respect of letters of credit and bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any entity which is a Subsidiary of such Person.

     "INTELLECTUAL PROPERTY" shall mean any and all patents, patent applications, patent rights, trademarks, trademark registrations, trademark applications, licenses, service marks, business marks, trade dress, trade names, brand names, all other names and slogans embodying business or product goodwill (or both), copyright registrations, copyrights (including those in computer programs, software, including all source code and object code, development documentation, programming tools, drawings, specifications and data), circuit designs, algorithms, verilog test results, proprietary design tools, masks, mask works, layouts, test keys, cells, databases, trade secrets, technology, inventions, discoveries and improvements, know-how, proprietary rights, formulae, processes, methods, technical information, confidentiality and proprietary information and all other intellectual property rights, whether or not subject to statutory registration or protection, and licenses to any and all of the foregoing.

     "LIEN" shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge, restriction or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

     "LITIGATION" shall mean any claim, suit, action, arbitration, proceeding or investigation.

     "OPTION PLAN" shall mean the Company's 1987 Stock Option Plan, of which options to purchase 77,686 shares were outstanding on August 31, 1998.

     "PERMITTED LIENS" shall mean:

           (a) mechanics', carriers', workmen's, repairmen's or other like Liens arising from or incurred in the ordinary course of business and security obligations which are not due or that are being contested in good faith by the Company (provided that the Company has set up adequate reserves therefor), Liens for Taxes that are not due and payable or which may thereafter be paid without penalty or that are being contested in good faith by the Company (provided that the Company has set up adequate reserves for the payment of such Taxes) and other imperfections of title or encumbrances, if any, which imperfections of title or other encumbrances do not materially impair the use of the assets to which they relate in the business of the Company as presently conducted;

           (b) easements, covenants, rights-of-way and other encumbrances or restrictions of record;

           (c) zoning, building and other similar restrictions; provided that the same are not violated in any material respect by any improvements of the Company or by the use thereof for the conduct of the Company's business; and

           (d) unrecorded easements, covenants, rights-of-way or other encumbrances or restrictions, and other Liens that are not material in character or amount, none of which unrecorded items or other Liens materially impairs the use of the property to which they relate in the business of the Company as presently conducted.

     "PERSON" shall mean any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Authority or other entity, and shall include any successor (by merger or otherwise) of such entity.

     "PROXY STATEMENT" shall mean all proxy statements of the Company which are filed with the SEC or mailed to the Company's shareholders in connection with obtaining shareholder approval of the Merger and this Agreement at the Special Meeting.

     "RETURNS" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

     "SEC" shall mean the U.S. Securities and Exchange Commission.

     "SHARE PRICE" shall mean $7.50.

     "SPECIAL MEETING" shall mean the Special Meeting of Shareholders of the Company for which proxies will be solicited for adoption and approval of this Agreement and the Merger.

     "SUBSIDIARY" of any Person shall mean a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50% of whose ownership interest representing the right to make decisions for such other entity is, now or hereafter owned or controlled, directly or indirectly, by such Person, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

     "TAXES" shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected.

                                     ARTICLE II
                           MANNER AND BASIS OF CONVERTING
                              SHARES OF CAPITAL STOCK

     2.1 EFFECT ON CAPITAL STOCK. At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holders of any shares of the Company Common Stock:

           (a) CANCELLATION OF COMPANY, WEC GROUP, ORIOLE AND WAC OWNED STOCK. All of the WEC Shares shall have been assigned and transferred to Oriole or WAC, and all shares of Company Common Stock that are owned directly or indirectly by the Company or by any of the WEC Group, Oriole, WAC or any other subsidiary of WEC shall be canceled and extinguished without conversion and no consideration shall be delivered in exchange therefor.

           (b) CONVERSION OF COMPANY COMMON STOCK. Each of the Eligible Shares or fractional share will be canceled and extinguished at the Effective Time of the Merger and will be converted into the right to receive, upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 2.2 hereof, an amount of cash equal to the Share Price (without interest), on the terms and subject to the conditions set forth in this Agreement (the "Merger Consideration");

           (c) EFFECT ON COMPANY PREFERRED STOCK. Any outstanding shares of Company Preferred Stock shall be canceled and all authorized shares of Company Preferred Stock shall be eliminated at the Effective Time of the Merger.

           (d) CAPITAL STOCK OF WAC. All issued and outstanding shares of capital stock of WAC shall continue to be issued and shall be converted into 1,000 shares of Common Stock of the Surviving Company. Each stock certificate of WAC evidencing ownership of such certificates shall continue to evidence ownership of such shares of capital stock of the Surviving Company.

           (e) DISSENTERS' RIGHTS. If holders of the shares of Company Common Stock are entitled to dissenters' rights in connection with the Merger under
Section 1300 of the CGCL, any Dissenting Shares shall not be converted into the right to receive cash as set forth in Section 2.1(b) above, but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the CGCL. If, however, such dissenting shareholder withdraws such shareholder's demand for appraisal or fails to perfect or otherwise loses such shareholder's dissenters' rights, in any case pursuant to the CGCL, such shareholder's shares shall be deemed to be converted as of the Effective Time of the Merger into the right to receive the Merger Consideration, without interest.

     2.2 SURRENDER AND EXCHANGE OF CERTIFICATES. As soon as practicable after the Effective Time of the Merger, and after surrender to an agent appointed and compensated by Oriole (the "Exchange Agent") of any certificate which prior to the Effective Time of the Merger shall have represented any of the shares of Company Common Stock, Oriole shall cause to be distributed to the person in whose name such certificate is registered a check representing the Merger Consideration determined pursuant to Section 2.1(b) above. Until surrendered as contemplated by the preceding sentence, each certificate which immediately prior to the Effective Time of the Merger shall have represented any of the shares of Company Common Stock shall be deemed at and after the Effective Time of the Merger to represent only the right to receive the Merger Consideration (without interest) into which such shares shall have been converted hereunder. If any payment is to be made to a Person other than the Person in whose name the certificate surrendered in exchange therefor is registered, it will be a condition of the payment thereof that the certificate so surrendered will be properly endorsed and accompanied by all documents required by Oriole and the Exchange Agent to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. If any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by the Surviving Company, the posting by such Person of a bond in such reasonable amount as the Surviving Company may direct as indemnity against any claim that may be made against it with respect to such certificate, Oriole and the Surviving Company will cause to be issued in exchange for such lost, stolen or destroyed certificate the Merger Consideration (without interest) and unpaid dividends and distributions on shares of Company Common Stock deliverable in respect thereof, pursuant to this Agreement. Neither WEC nor Oriole or the Surviving Company shall be liable to any Person in respect of any shares of Company Common Stock (or dividends or distributions with respect thereto) in each case delivered to a public official pursuant to any applicable abandoned property escheat or similar law. If any certificate shall not have been surrendered prior to five years after the Effective Time of the Merger (or immediately prior to such earlier date on which any Merger Consideration, any cash payable to the holder of such certificate pursuant to this Article II or any dividends or distributions payable to the holder of such certificate would otherwise escheat to or become the property of any Governmental Authority) any such Merger Consideration or cash, dividends or distributions in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

     2.3 ADJUSTMENT FOR STOCK SPLITS, ETC. If, between the date of this Agreement and the Effective Time of the Merger, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within such period (an "Adjustment Event") the cash consideration to be paid in the Merger in exchange for each outstanding share of Company Common Stock, as provided in this Agreement, shall be appropriately adjusted to reflect such Adjustment Event.

     2.4 STOCK OPTIONS. The Company agrees that it will use its best efforts to deliver to WEC, prior to the Closing Date, consents from the holders of all options outstanding on such date granted prior to the date of this Agreement pursuant to the Directors Option Plan, Equity Incentive Plan and Option Plan (the "Company Option Plans"), pursuant to which such holders consent to the purchase of such option (and any related stock appreciation right) immediately prior to the Effective Time of the Merger in exchange for a payment by the Company, which the Company hereby agrees to make, in an amount (less any applicable withholding taxes) equal to the excess, if any, of the Share Price over the exercise price per share of Company Common Stock, multiplied by the number of shares of Company Common Stock underlying such option immediately prior to the Effective Time of the Merger (such options to be purchased herein sometimes called the "Purchased Company Stock Options").

     2.5 SHARE PRICE ADJUSTMENT. If the Company grants options or issues additional shares of Capital Stock in excess of the amounts permitted under
Article V, subsection (b), without the prior written consent of WEC as required by Article V of this Agreement, and such excess options are purchased pursuant to the foregoing provisions and/or such additional shares are outstanding at the Effective Time of the Merger, the amount paid by the Company to purchase such additional options and/or additional shares shall reduce the Share Price according to the following formula: The adjusted Share Price shall mean the product of the Share Price multiplied by a fraction, the numerator of which is equal to the sum of the number of outstanding shares of Company Common Stock plus the shares subject to options outstanding on the date of this Agreement and shares and options permitted to be granted or issued under Article V, subsection
(b) of this Agreement, and the denominator of which is equal to the sum of the number of outstanding shares of Company Common Stock at the Effective Time of the Merger plus a number of shares determined by dividing the total amount paid for such additional options and/or additional outstanding shares by the Share Price.

                                    ARTICLE III
                           REPRESENTATIONS AND WARRANTIES
                                   OF THE COMPANY

           Subject to and except as set forth in the schedule of exceptions, identified by the Section in this Article to which they pertain, delivered to and accepted by WEC prior to the execution of this Agreement, initialed for identification on behalf of WEC and the Company (the "Company Disclosure Schedule"), and made a part of this Agreement, the Company represents and warrants to WEC, Oriole and WAC that:

     3.1 ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has full corporate power and authority to own and maintain its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

     3.2   CAPITALIZATION.

           (a) The authorized capital stock of the Company consists of 22,000,000 shares of Company Common Stock, 9,922,389 shares of which are outstanding and 5,000,000 shares of Company Preferred Stock, none of which are issued and outstanding. All such outstanding shares have been duly authorized, are validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Company's Articles of Incorporation or Bylaws or any agreement to which the Company is a party or by which it is bound.

           (b) (i) There are no outstanding warrants, options, rights, securities, agreements, subscriptions or other commitments pursuant to which the Company is or may become obligated to issue, deliver or sell any additional shares of capital stock or convertible debt of the Company or to issue, grant, extend or enter into any such warrant, option, right, security, agreement, subscription or other commitment and (ii) there are no outstanding options, rights, securities, agreements or other commitments pursuant to which the Company is or may become obligated to redeem, repurchase or otherwise acquire or retire any shares of capital stock of the Company that are currently outstanding or may be issued in the future. True and complete copies of all the warrants, options, rights, securities, agreements, subscriptions and other commitments set forth in the Company Disclosure Schedule have been delivered to WEC.

           (c) The Company Disclosure Schedule contains a true and complete list of the holders of stock options of the Company under the Company Option Plans, the number of shares of Company Common Stock which such holders have the right to acquire, and the exercise prices of such options as of the date hereof.

           (d) All securities of the Company heretofore issued and sold by the Company were issued and sold in compliance with all applicable federal and state securities laws.

           (e) There are no voting trusts or agreements or proxies in effect with respect to equity securities of the Company to which the Company or any of its Affiliates is a party.

           (f) There are no agreements pursuant to which the Company has a right of first refusal with respect to, or similar right to purchase, shares of outstanding capital stock of the Company.

     3.3 SUBSIDIARIES. The Company has no Subsidiaries and does not presently own, directly or indirectly, any interest in any other corporation, limited liability company, partnership, association, joint venture or other business entity.

     3.4 VALIDITY OF AGREEMENT. The Company has full corporate power and authority to execute and deliver this Agreement. This Agreement constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy laws or other similar laws affecting creditors' rights generally and by principles of equity. Subject to obtaining any necessary shareholder approval, the execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action, and such execution and delivery do not require the consent, approval or authorization of any Person, public authority or other entity. The board of directors of the Company has determined that it is advisable and in the best interest of the Company's shareholders for the Company to enter into the Merger upon the terms and subject to the conditions of this Agreement, and has properly and effectively waived the application as to the Merger of the provisions of the Rights Agreement dated December 28, 1995, between the Company and the First National Bank of Boston, as Rights Agent, and related documents pursuant to the Company Shareholder Rights Plan; in particular, the Company's board of directors has amended the Rights Agreement to provide that none of WEC, Oriole, WAC, the WEC Group or any of their other Affiliates shall be deemed to be an "Acquiring Person," as defined in the Rights Agreement, and such amendment is enforceable against the Company and its shareholders by WEC.

     3.5 LITIGATION. There is no claim, dispute, action, proceeding, suit, appeal or investigation, at law or in equity, pending against the Company or involving any of its business or properties, before any court, agency, authority, arbitration panel or other tribunal, and, to the best knowledge of the Company, none have been threatened. To the best knowledge of the Company, there are no facts which, if known to shareholders, customers, governmental authorities or other persons, would result in any such claim, dispute, action, proceeding, suit, appeal or investigation which would have a material adverse effect on the condition (financial or otherwise), business, net worth, assets, properties or operations of the Company. The Company is not subject to any order, writ, injunction or decree of any court, agency, authority, arbitration panel or other tribunal, or in default with respect to any notice, order, writ, injunction or decree. The Company has no knowledge, or any reliable information from which it could reasonably be inferred, that Samsung Electronics Co., Ltd. ("Samsung") will not fulfill its obligations under the Foundry Agreement between the Company and Samsung dated November 12, 1996 (the "Foundry Agreement") to indemnify the Company with respect to claims for patent infringement asserted against the Company by Atmel Corporation in the complaint filed against the Company in the United States District Court for the Northern District of California (Case No. C95-01987 FMS).

     3.6   NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

           (a) The Company Disclosure Schedule includes a list of (i) all material agreements and (ii) all agreements which, as of the date hereof, are required to be filed with the SEC pursuant to the requirements of the Securities Exchange Act of 1934, as amended, and the SEC's rules thereunder (collectively, the "Exchange Act") as "material contracts" ((i) and (ii) being collectively, the "Material Contracts") of the Company.

           (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Articles of Incorporation or any Certificate of Determination of the Company, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or by which any of its properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Material Contract, or result in the creation of a Lien or encumbrance on any of the properties or assets of the Company, other than Permitted Liens, pursuant to any Indebtedness, Contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of its properties is bound or affected.

           (c) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) submitting the Proxy Statement to the SEC, (ii) compliance with other applicable requirements of the Exchange Act, the rules of the Nasdaq National Market, the HSR Act and rules and regulations thereunder, (iii) the filing and recordation of appropriate merger documents as required by the CGCL, (iv) obtaining any licenses required by the rules and regulations of the U.S. Export Administration and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent or delay the Company from performing its obligations under this Agreement.

     3.7 COPIES OF CERTAIN DOCUMENTS. The Company Disclosure Schedule contains true and complete copies of: (i) the currently effective Articles of Incorporation and Certificate of Determination of the Company, certified by the Secretary of State of California; and (ii) the currently effective Bylaws of the Company, certified by the Secretary of the Company.

     3.8 COMPLIANCE; PERMITS. The Company holds all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from Governmental Authorities which are material to the operation of the business of the Company taken as a whole as it is now being conducted (collectively, the "Company Permits"). The Company is in compliance with the terms of the Company Permits.

     3.9   SEC FILINGS; FINANCIAL STATEMENTS.

           (a) The Company has filed all forms, reports and documents required to be filed with the SEC since December 31, 1995 (collectively, the "Company SEC Reports"), and has made available to WEC (i) its Quarterly Report on Form 10-Q for the periods ended April 4, 1998 and July 4, 1998, and its Annual Report on Form 10-K for the period ended December 31, 1997, (ii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since December 31, 1997, (iv) all other reports or registration statements filed by the Company with the SEC since December 31, 1997, and (v) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC. The Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

           (b) Each of the financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports was prepared in accordance with U.S. generally accepted accounting principles for the periods involved (except as may be indicated in the notes thereto) and each fairly presented the financial position of the Company as at the respective dates thereof and the results of its operations and cash flows and statements of shareholders' equity for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

           (c) The Company has heretofore furnished to WEC a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

     3.10 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1997, the Company has conducted its business in the ordinary course and there has not occurred: (i) any amendments or changes in the Articles of Incorporation or Certificate of Determination of the Company; (ii) any material damage to, destruction or loss of any assets of the Company, (whether or not covered by insurance) (iii) any change by the Company in its accounting methods, principles or practices; (iv) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;
(v) any other action or event that would have required the consent of WEC pursuant to Article V below had such action or event occurred after the date of this Agreement, or (vi) any sale of a material amount of property of the Company except in the ordinary course of business.

     3.11 NO UNDISCLOSED LIABILITIES. Except as disclosed in the Company SEC Reports, the Company has no liabilities (absolute, accrued, contingent or otherwise) which are, in the aggregate, material to the business, operations or financial condition of the Company taken as a whole, except liabilities
(a) adequately provided for in the Company's audited balance sheet (including any related notes thereto) for the fiscal year ended December 31, 1997 (the "1997 Company Balance Sheet"); (b) incurred in the ordinary course of business and not required under U.S. generally accepted accounting principles to be reflected on the 1997 Company Balance Sheet; or (c) incurred since December 31, 1997 in the ordinary course of business and consistent with past practice, and liabilities incurred in connection with this Agreement. The Company Disclosure Schedule lists all Indebtedness for borrowed money,

Guaranties and derivative financial instruments of the Company as of a date not more than two business days preceding the date of this Agreement.

     3.12  EMPLOYEE BENEFIT PLANS; EMPLOYMENT AGREEMENTS.

           (a) The Company Disclosure Schedule lists all employee benefit plans and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement superannuated, severance and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any employee of the Company or any trade or business (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company (a "Company ERISA Affiliate"), as well as each plan with respect to which the Company or a Company ERISA Affiliate could incur liability under applicable law (if such plan has been or were terminated) (together, the "Employee Plans"), excluding agreements with former employees under which the Company has no remaining monetary obligations. A copy of each such written Employee Plan has been made available to WEC.

           (b) (i) None of the Employee Plans promises or provides retiree medical or other retiree welfare or superannuated benefits to any person;
(ii) there has been no prohibited transaction with respect to any Employee Plan, which could result in any material liability of the Company; (iii) all Employee Plans are in compliance in all material respects with the requirements prescribed by any and all statutes, orders, or governmental rules and regulations currently in effect with respect thereto, and the Company has performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and has no knowledge of any default or violation by any other party of, any of the Employee Plans; (iv) each Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (v) all contributions required to be made to any Employee Plan pursuant to Section 412 of the code, or the terms of the Employee Plan or any collective bargaining agreement, have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Employee Plan for the current plan years; (vi) with respect to each Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty
(30)-day notice requirement has been waived under the regulations to
Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred, and (vii) neither the Company nor any Company ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the Pension Benefit Guaranty Company arising in the ordinary course).

           (c) The Company has made available to WEC: (i) copies of all employment agreements with officers of the Company; (ii) copies of all agreements with consultants who are individuals obligating the Company to make annual cash payments in an amount exceeding $25,000, (iii) a schedule listing all officers of the Company who have executed a noncompetition agreement with the Company; (iv) copies (or descriptions) of all severance agreements, programs and policies of the Company with or relating to its employees, excluding programs and policies required to be maintained by law, and (v) copies of all plans, programs, agreements and other arrangements of the Company with or relating to its employees which contain change in control provisions.

     3.13 EMPLOYMENT MATTERS. (i) There are no controversies pending or, to the knowledge of the Company, threatened between the Company and any of its employees; (ii) the Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company nor does the Company know of any activities or proceedings of any labor union to organize any such employees, and (iii) the Company has no knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company.

     3.14 TITLE TO PROPERTY. The Company owns and leases no real property other than as set forth on the Company Disclosure Schedule. The Company has good and defensible title to all of its properties and assets, free and clear of all Liens, charges and encumbrances other than Permitted Liens; and, to the knowledge of the Company, all leases pursuant to which the Company leases from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Company, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Company has not taken adequate steps to prevent such a default from occurring).

     3.15  TAXES.

           (a) All Returns required to be filed by or on behalf of the Company have been duly filed on a timely basis and such Returns are true, complete and correct. All Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto, and all payments of estimated Taxes required to be made by or on behalf of Company under Section 6655 of the Code or comparable provisions of state, local or foreign law, have been paid in full on timely basis or have been accrued on the Financial Statements, and no other Taxes are payable by the Company with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any other period prior to the date of this Agreement. The Company has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owning to any employee, creditor, independent contractor, or other third party. There are no Liens on any of the assets of the Company with respect to Taxes, other than liens for taxes not yet due and payable. The Company has not been at any time a member of any partnership or joint venture for a period for which the statute of limitations for any Tax potentially applicable as a result of such membership has not expired.

           (b) The amount of the Company's liability for unpaid Taxes for all periods (or portions thereof) ending on or before the date of this Agreement does not in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Company Financial Statements, and no material liability for Taxes will be incurred by the Company between the date of this Agreement and the Closing Date other than in the ordinary course of the Company's business.

           (c) The Company has furnished or caused to be furnished to WEC true and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by or on behalf of the Company relating to Taxes, and (ii) all federal and state income or franchise tax returns and state sales, use and property tax returns for Company for all periods ending on and after December 31, 1987. The Company has never been a member of an affiliated group of companies filing combined returns. Company does not do business in, derive income from, or is not otherwise subject to the taxing jurisdiction of any state other than states for which Returns have been duly filed and furnished to WEC.

           (d) No deficiencies exist or have been asserted (either in writing or verbally, formally or informally) with respect to Taxes of the Company, and Company has not received notice (either in writing or verbally, formally or informally) and has no knowledge that it will receive notice that it has not filed a Return or paid Taxes required to be filed or paid by it. The Company is neither a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (either in writing or verbally, formally or informally) against the Company or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of the Company. The Company has disclosed on its federal and state income tax returns all positions taken therein that cold give rise to a substantial understatement penalty within the meaning of Code Section 6662 or corresponding provisions of state tax law. The Company has not required any extension of time to file any Return which has not since been filed. There are no requests for rulings with respect to any tax or potential Tax of Company pending before any taxing authority.

           (e) The Company has never been a party to any tax sharing agreement, nor is otherwise currently under any obligation to pay any Tax obligation of any other person or is obligated to indemnify any other person with respect to Taxes.

           (f) The Company is not, nor has it been, a United States real property holding company with the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and WEC is not required to withhold tax on the purchase of the stock of the Company by reason of Section 1445 of the Code. The Company is not a "consenting company" under Section 341(f) of the Code. The Company has not entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to the Company pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code. The Company has not agreed to or is not required to make any adjustment under Code Section 481(a) by reason of a change in accounting method. The Company does not otherwise have any income reportable for a period ending after the Closing Date attributable to a transaction or other event (e.g. an installment sale) occurring prior to the Closing Date involving in excess of $10,000. The Company is not nor has it been a "reporting company" subject to the information reporting and record maintenance requirements of Section 6038A and the regulations thereunder. The Company does not own any interest in real property located in any state or local taxing jurisdiction which imposes a tax on the transfer of such an interest which could apply with respect to the transactions contemplated by this Agreement.

           (g) The Company Disclosure Schedule sets forth accurate and complete information regarding Company's tax basis in its assets as of December 31, 1997 and its net operating losses for federal and each state tax purposes as of December 31, 1997. The Company has no net operating losses or other tax attributes currently subject to limitation under Code Sections 382, 383, or 384.

     3.16 ENVIRONMENTAL MATTERS. The Company (i) has obtained all applicable permits, licenses and other authorization which are required under all Environmental and Safety Laws; (ii) is in compliance with all terms and conditions of such required permits, licenses and authorizations, and also is in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such Laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issues, entered, promulgated or approved thereunder;
(iii) as of the date hereof, is not aware of nor has received notice of any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability, or otherwise, form the basis of any claim, action, suit or proceeding, based on or resulting from the Company's (or any of its agents') manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any Hazardous Substance or Hazardous waste, and (iv) has taken all actions necessary under applicable requirements of federal, state or local laws, rules or regulations to register any Hazardous Substances required to be registered by the Company (or any of its agents) thereunder.

     3.17 COMPLIANCE WITH OTHER LAWS. The Company is not in violation of any U.S. federal, state or local or foreign Governmental Authority, judgment, writ, decree, order, statute, rule or regulation applicable to it. The operations of the Company have not violated any federal, state or local laws, or foreign Governmental Authority, regulations or orders. Neither the Company nor any director, officer, agent, employee, or other person associated with or acting on behalf of the Company has, directly or indirectly: used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

     3.18 BROKERS. No broker, finder or investment banker is entitled to any brokers, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     3.19 OPINION OF FINANCIAL ADVISOR. The Board of Directors of the Company has been advised by its financial advisor, BancBoston Robertson Stephens, that in its opinion, as of the date of this Agreement, the consideration to be paid for the Eligible Shares pursuant to this Agreement is fair from a financial point of view to the holders of the Company Common Stock. A written copy of such opinion has been delivered to WEC.

     3.20  INTELLECTUAL PROPERTY.

           (a) The Company Disclosure Schedule sets forth a true and complete list of all patents, patent applications, trademarks, trade names, service marks and registered copyrights and applications therefor, if any, owned or claimed by or licensed to the Company. The Company owns or is licensed or otherwise has the right to use, without future payment to any other Person, all Intellectual Property used in or necessary for the conduct of its business as presently conducted and as proposed to be conducted by the Company (such Intellectual Property referred to below, is referred to as the "Company Intellectual Property"), free and clear of all Liens except Permitted Liens.
All patents, patent applications, trademarks, trade names, service marks and copyrights of the Company have been duly registered and filed with or issued by each appropriate Governmental Authority in the jurisdictions indicated in the Company Disclosure Schedule, all necessary affidavits of use or continuing use have been filed, and all necessary maintenance fees have been paid to continue all such rights in effect. The conduct of the Company's business, as presently conducted and as proposed to be conducted by the Company, does not violate, conflict with or infringe any Contract between the Company and any Person or any Contract, license, or other Intellectual Property rights or proprietary, privacy, publicity or similar rights, of any other Person, except that this representation with respect to patents infringed by products currently under development by the Company is only to the knowledge of the Company. The Company does not have any notice or knowledge of any objection or claim being asserted by any Person with respect to the ownership, validity, enforceability or use of any Company Intellectual Property or challenging or questioning the validity or effectiveness of any license relating thereto. There are no unresolved conflicts with, or pending claims by or against the Company, whether in Litigation or otherwise, involving any Company Intellectual Property, and there are no Liens or rights of any other Person with respect to Intellectual Property that would prevent the Company from fulfilling its obligations under this Agreement.

           (b) The Company Disclosure Schedule sets forth a true and complete list of all material options, rights (including marketing rights), licenses or interests of any kind relating to Intellectual Property granted to the Company and all material options, rights (including marketing rights), licenses or interests of any kind relating to Intellectual Property of the Company or any portions thereof, granted by the Company to any other Person. To the knowledge of the Company, no such Person is in breach or default under its obligations.

           (c) All software, other than generally available software (such as Windows NT and the like) and generally available system development tools, that is either marketed to customers of the Company as part of a service or is used by the Company to support its business:

           (i) is owned by the Company or the Company has the right to use, modify, copy, sell, distribute, sublicense and make derivative works free and clear of any limitations or encumbrances except as may be set forth in any license agreement listed in the Company Disclosure Schedule; and

           (ii) is free from any interest of any former or present employees of, or contractors or consultants to, the Company.

           (d) The execution and delivery of this Agreement, compliance with its terms and the consummation of the transactions contemplated hereby do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) or give rise to any right, license or Lien relating to any material Intellectual Property owned by the Company or with respect to which the Company now has or has had any Contract with any Person, or right of termination, cancellation or acceleration of any Intellectual Property right or obligation set forth in any Contracts to which the Company is a party, or the loss or encumbrance of any Intellectual Property or material benefit related thereto, or result in or require the creation, imposition or extension of any Lien upon any Intellectual Property or right or otherwise impair the Company's right to use the Intellectual Property of the Company in the same manner as such Intellectual Property is currently being used by the Company or the customers of the Company.

           (e) None of the trade secrets (as defined in the Uniform Trade Secrets Act) of the Company has been published or disclosed by the Company, or to the knowledge of the Company by any other Person, to any Person except pursuant to licenses or Contracts requiring such other Persons to keep such trade secrets confidential.

           (f) The Company is not, and to the knowledge of the Company, no other party to any licensing, distributorship or other similar arrangements with the Company relating to Intellectual Property is, in breach of or default under its material obligations under such arrangements.

           (g) There exists no litigation pending or, to the Company's knowledge, threatened against the Company with regard to any patent, copyright, trade secret, trademark, trade name, service mark or other Intellectual Property. There is no outstanding order, writ, injunction, decree, judgment or stipulation by or with any court, administrative agency or arbitration panel regarding patent, copyright, trade secret, trademark, trade name or other claims relating to Intellectual Property by which the Company is bound.

           (h) The Company has not received any communications alleging that the Company has infringed or violated or, by conducting its businesses as proposed by the Company, would infringe or violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights, processes or other Intellectual Property of any other Person.

           (i) To the knowledge of the Company, no Person is infringing on or otherwise violating any right of the Company with respect to any Intellectual Property owned by or licensed to the Company.

           (j) The Company has taken reasonable and necessary steps to protect the Intellectual Property of third parties received by the Company under obligation of confidentiality and its material Intellectual Property and its rights thereunder, and to the knowledge of the Company no such rights have been lost or are in jeopardy of being lost through failure to act by the Company.

           (k) The Company has not assigned, sold or otherwise transferred ownership of or the right to use any patent, patent application, trademark or service mark.

           (l) Neither the Company nor any of its officers or employees has any patents issued or patent applications pending for any device, process, method, design or invention of any kind now used or needed by the Company in the furtherance of its business operations as presently conducted or as proposed to be conducted by the Company, which patents or applications have not been assigned to the Company with such assignment duly recorded in the United States Patent Office or with the applicable foreign Governmental Authority.

           (m) The tangible and intangible property, including Intellectual Property, developed for and provided to the Company by the employees and agents of, and the consultants and contractors to, the Company, are original works of those employees, agents, consultants and contractors.

     3.21 INTERESTED PARTY TRANSACTIONS. Except as set forth in the Company SEC Reports, since December 31, 1997, no event has occurred that would be required to be reported as a certain relationship or related transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

     3.22 INSURANCE. The Company maintains fire and casualty, general liability, business interruption, product liability and sprinkler and water damage, employment claims, and directors and officers liability insurance that the Company believes to be reasonably prudent for its business. The Company Disclosure Schedule sets forth a complete list of the Company's insurance policies.

     3.23 VOTE REQUIRED. The affirmative vote of the holders (entitled to vote and voting on the Merger) of a majority of the shares of the Company Common Stock outstanding at the record date for the Special Meeting is the only vote of the holders of the Company's Common Stock necessary to approve the Merger.

     3.24 FULL DISCLOSURE. No statement contained in any certificate or schedule furnished or to be furnished by the Company to WEC or WAC in, or pursuant to the provisions of, this Agreement or in the Proxy Statement (exclusive of statements based solely on information provided by WEC or WAC), contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

                                     ARTICLE IV
                           REPRESENTATIONS AND WARRANTIES
                              OF WEC, ORIOLE, AND WAC

     WEC, Oriole, and WAC, jointly and severally, represent and warrant to the Company that:

     4.1 ORGANIZATION. WEC is a corporation duly organized, validly existing and in good standing under the laws of the Republic of China in Taiwan. Oriole is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. WAC is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Each of WEC, Oriole and WAC has full corporate power and authority to carry on its business as now being conducted.

     4.2 VALIDITY OF AGREEMENT. WEC, Oriole and WAC each has all requisite corporate power and authority to execute and deliver this Agreement. This Agreement constitutes the valid and binding obligation of WEC, Oriole and WAC, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy laws or other similar laws affecting creditors' rights generally. The execution and delivery of this Agreement by WEC, Oriole and WAC, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action, and such execution and delivery do not require the consent, approval or authorization of any person, public authority or other entity.

     4.3 EFFECT OF AGREEMENT. The execution, delivery and performance by WEC, Oriole and WAC of this Agreement, and the consummation of the transactions herein contemplated, will not conflict with, or result in a breach of the terms of, or constitute a default under or violation of, any law or regulation of any governmental authority or any provision of the charter documents of WEC, the Certificate of Incorporation or Bylaws of Oriole, or the Articles of Incorporation or Bylaws of WAC, or any agreement or instrument to which WEC, Oriole or WAC is a party or by which they are bound or to which they are subject. No consent of any person not a party to this Agreement and no consent of any governmental authority is required to be obtained on the part of WEC, Oriole or WAC to permit the consummation of the transactions contemplated by this Agreement which consent will not have been received before the Closing Date.

     4.4 CASH CONSIDERATION. WEC or WIC currently has available, and at the Effective Time of the Merger WEC, WIC or Oriole will have available, sufficient cash to enable Oriole to perform its obligations under this Agreement.

     4.5 PROXY STATEMENT. WEC shall furnish or cause to be furnished, for inclusion in the Proxy Statement, such information about WEC, the WEC Group, Oriole, and WAC as may be required or as may be reasonably requested by the Company, and shall continue to furnish or cause to be furnished such information for the purpose of supplementing the Proxy Statement until the Special Meeting. WEC represents and warrants that the information so furnished does not now, and will not at any time prior to the Special Meeting, (i) contain an untrue statement of a material fact or (ii) omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading.

                                     ARTICLE V
                            CONDUCT OF BUSINESS PRIOR TO
                                    CLOSING DATE

           Except as set forth on the Company Disclosure Schedule, during the period from the date of this Agreement to the Closing Date, the Company shall, and shall cause its officers and directors to, use their collective best efforts to preserve intact the Company's business organization and to maintain satisfactory relationships with licensors, suppliers, distributors, employees and customers. Prior to the Closing Date, the Company shall, and shall cause its officers and directors to, notify and consult with WEC before taking any material action or entering into any material agreement with respect to the Company's business or assets. Prior to the Closing Date, the Company shall not, and shall ensure that its officers and directors shall not, without the prior written consent of WEC, which shall not be unreasonably withheld, or except as specifically contemplated by this Agreement:

           (a)  amend its Articles of Incorporation or Bylaws;

           (b) authorize for issuance, issue, deliver or sell any additional shares of its capital stock of any class (except upon the exercise of options existing as of the date of this Agreement), or securities convertible into shares of such stock, or issue or grant any rights, options or other commitments for the issuance of shares of such stock or such convertible securities or accelerate the vesting date of any such rights, options or other commitments; provided, however, that the Company may, in the ordinary course of business, grant options for the purchase of Company Common Stock under the Equity Incentive Plan to new employees hired in accordance with subsection (g) below so long as the total number of options outstanding under the Equity Incentive Plan does not exceed the total number of shares reserved for issuance under the Equity Incentive Plan as of August 19, 1998;

           (c) split, combine or reclassify any shares of its capital stock or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property) in respect of its capital stock or purchase or redeem or otherwise acquire any of its capital stock;

           (d) dispose of or acquire any material properties or assets, except in the ordinary course of business;

           (e) engage in any activities or transactions that are outside the ordinary course of the Company's business or which could reasonably be anticipated to materially adversely affect the Company's business or assets;

           (f) enter into or materially amend any consulting agreement or employment agreement or increase the compensation payable or to become payable by it to any of its officers, employees or agents over the amounts payable as of December 31, 1997, or adopt or materially amend any employee benefit plan or arrangement, other than agreements, increases or amendments in the ordinary course of business or required by law;

           (g) extend offers of employment or hire any new employees or consultants, except in the ordinary course of business consistent with past practice;

           (h) incur any Indebtedness, other than in the ordinary course of business; or

           (i) authorize or make any capital expenditure in excess of $25,000, except for expenditures made in the ordinary course of business consistent with past practice and the Company's capital expenditure budget.

                                     ARTICLE VI
                               ADDITIONAL AGREEMENTS

     6.1 ACCESS TO INFORMATION. (a) Subject to the terms and conditions of Section 6.1(b) below, at such times prior to the Closing as may be reasonably requested by WEC, upon the occurrence of a materially adverse development in the Company's business, the Company shall make available to WEC and its employees, agents and representatives such information concerning the operation, business and products of the Company and its subsidiaries as may be reasonably requested by WEC, subject to the provisions of non-disclosure agreements to which the Company is a party. In furtherance of any request made pursuant to the preceding sentence, the Company and its subsidiaries will cooperate with WEC for the purpose of permitting WEC to visit all sites of the Company and its subsidiaries and discuss the Company's operations, business and products with the Company's officers, directors, employees, customers, independent contractors, creditors, suppliers, licensors, licensees, and other persons having business dealings with the Company and its subsidiaries.

           (b) Any and all information, correspondence, financial statements and records and other documents transmitted or communicated by any party to another party in connection with this Agreement shall be received and treated in secrecy and confidence, and shall not be used by the receiving party, or disclosed by the receiving party to any person or firm without the prior express written consent of the disclosing party, except as otherwise provided herein. Such restrictions on use or disclosure of information do not extend to any item of information which (i) is publicly known at the time of its disclosure,
(ii) is lawfully received by the receiving party from a third party which does not have a confidential relationship to the disclosing party or (iii) the receiving party can demonstrate was in its possession or known by it before its receipt from the disclosing party. If the Merger does not occur, each party agrees to return any and all copies of written materials received by it from the other party or its agents in connection with this Agreement or the transactions contemplated hereby.

           (c) Any furnishing of information by the Company pursuant hereto, and any investigation by WEC, shall not affect WEC's and WEC's right to rely on the representations and warranties made by the Company in this Agreement.

           (d) In the event that between the date hereof and the Closing Date any Governmental Authority shall commence any examination, review, investigation, action, suit or proceeding against WEC or the Company with respect to the Merger, the party as to which such examination, review, investigation, action, suit or proceeding is commenced shall give prompt notice thereof to the other party, shall keep the other party informed as to the status thereof and shall permit the other party to observe and be present at each meeting, conference or other proceeding and have access to and be consulted in connection with any document filed or provided to such governmental authority in connection with such examination, review, investigation, action, suit or proceeding.

     6.2 GOVERNMENTAL FILINGS. WEC and the Company shall, as applicable and as promptly as reasonably practicable after the date of this Agreement, file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice, with the Taiwan Foreign Investment Committee, and with any other governmental agencies or departments all notices, reports and other documents required by law, or deemed by WEC appropriate, with respect to the Merger and shall promptly submit any additional information or documentary material properly requested by any such governmental agency or department.

     6.3 SHAREHOLDERS' APPROVAL. The Company shall promptly call the Special Meeting for the purpose of voting upon the Merger. The Company shall use all reasonable efforts to ensure that such meeting shall be held not later than 75 days following the date of this Agreement. The Board of Directors of the

Company (subject to its fiduciary responsibilities and obligations) shall recommend to the Company's shareholders that the Merger be approved in all communications to the Company's shareholders, including but not limited to the Proxy Statement.

     6.4 CERTAIN DEFAULTS. The Company will give prompt notice to WEC of (i) any notice of default received by the Company subsequent to the date of this Agreement and prior to the Closing Date under any Material Contract, which default would, if not remedied, result in any material adverse change in the Company's operations, financial condition or business, taken as a whole, or which would render incorrect any representation made herein, and (ii) any suit, action or proceeding instituted or, to the knowledge of the Company, threatened against or affecting the Company subsequent to the date of this Agreement and prior to the Closing Date which, if adversely determined, could reasonably be expected to result in any material adverse change in the financial condition or business of the Company, taken as a whole, or which would render incorrect any representation made herein.

     6.5 COMMUNICATIONS. WEC and the Company agree to cooperate in good faith concerning the timing and content of any written communication with shareholders, announcements, press releases or public statements concerning the Merger. Neither party will make any public announcement concerning the matters set forth in this Agreement or discuss it or its subject matter with any third party (other than persons retained to advise it in connection with the Merger, employees, shareholders or other persons with a need to know, or in connection with WEC's due diligence review) without the prior written approval of the other party, which approval shall not be unreasonably withheld; provided that the foregoing shall not be deemed to prohibit any disclosure required by any applicable law or by any competent Governmental Authority.

     6.6 CONSENTS AND APPROVALS. The Company shall use its best efforts to obtain any and all consents from other parties necessary to continue in full force and effect the contracts, leases and other instruments material to the Company's business, if necessary or appropriate to allow the consummation of the Merger and the continuance of the Company's business after consummation of the Merger. Each party hereto shall use its best efforts to obtain any and all permits or approvals of any governmental body or agency required by such party for the lawful consummation of the Merger.

     6.7 COMPANY SHAREHOLDER RIGHTS PLAN. The Company will terminate the Shareholder Rights Plan without any rights thereunder becoming exercisable with respect to the Merger.

     6.8 EMPLOYMENT OFFERS. If the Merger is consummated, WEC will cause the Company or an Affiliate of WEC to offer continuing employment to the Company employees identified by name or job description, and on the terms set forth in, a memorandum executed and delivered by WEC and the Company prior to the Closing Date.

     6.9 EMPLOYEE BENEFIT PLANS. If the Merger is consummated, for a period of six (6) months after the Closing Date the employee benefit plans offered to the Company's employees shall be no less beneficial than the employee benefit plans currently in effect, provided however that all Company Option Plans and the Employee Purchase Plan shall be terminated on the Closing and the bonus and incentive plans after the Closing may differ from those in effect prior to the Closing.

     6.10 CERTAIN INFORMATION. Between the date of this Agreement and the Closing Date, the Company shall furnish to WEC copies of (i) the monthly financial information which the Company customarily prepares for the internal use of its management; and (ii) when it is made available to the public, the financial information which the Company customarily prepares on a quarterly basis for reporting purposes under the Exchange Act.

     6.11 BROKERS. Each of the Company on the one hand and WEC and the WAC on the other hand shall save, indemnify, defend and hold harmless the other from and against any claim or liability for any broker's or finder's fees arising out of the transactions contemplated hereby by any person claiming to have been engaged by such party.

     6.12 EXCLUSIVITY. Until the earlier of the Closing Date or the date of termination of the Agreement pursuant to the provisions of Section 9.5 below, the Company shall not (nor will the Company authorize or permit any of its officers, directors, agents, representatives or affiliates to), directly or indirectly, take any of the following actions: (i) solicit, initiate, entertain, encourage, participate in, conduct discussions with or engage in negotiations with any Person relating to any merger, consolidation or business combination, of or with the Company, or any purchase or sale of the Company's capital stock or other equity securities or any purchase or sale of any of the Company's material assets or any exchange offer or tender offer to the shareholders of the Company or other similar transactions (any such transaction being hereafter referred to as an "Acquisition Proposal"); (ii) provide any written or oral information with respect to the Company to any Person (other than as contemplated in this Agreement or required by applicable law) relating to any Acquisition Proposal; or (iii) enter into any agreement with any Person with regard to any Acquisition Proposal; PROVIDED, HOWEVER, that nothing contained in this Agreement shall prevent the Company or its board of directors from (A) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal; (B) engaging in any discussion or negotiations with, or providing any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person; or (C) recommending such an unsolicited bona fide written Acquisition Proposal to the shareholders of the Company or withdrawing or modifying its recommendation in favor of this Agreement and the Merger in compliance with Section 6.3, if and only to the extent that, in any such case as is referred to in clause (B) or (C), (i) a majority of the members of the board of directors of the Company concludes in good faith (after consultation with its financial advisors) that such Acquisition Proposal is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, and would, if consummated, result in a transaction more favorable to the Company's shareholders than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal"), (ii) a majority of the members of the board of directors of the Company concludes in good faith (after consultation with outside counsel) that such action is necessary for the board of directors to act in a manner consistent with its fiduciary duties under applicable law,(iii) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, such board of directors receives from such Person an executed confidentiality agreement on terms substantially similar to those contained in the confidentiality agreement previously entered into between WEC and the Company in connection with their consideration of the Merger, and (iv) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, the board of directors of the Company notifies WEC of such inquiries, expressions of interest, proposals or offers received by, any such information requested from, or any such discussions or negotiations to be initiated or continued with, any of the Company's representatives indicating, in connection with such notice, the name of such Person and the terms and conditions of any proposals or offers. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the officers, directors and other representatives referred to in the first sentence hereof of the obligations undertaken in this Section 6.12. The Company agrees that it shall keep WEC informed, on a current basis, of the status and material terms of any such proposals or offers and the status of any such discussions or negotiations.

     6.13 ACCOUNTANTS' LETTER. The Company shall direct and retain its independent auditors, Arthur Andersen LLP, to deliver to WEC at the Effective Time of the Merger, a letter dated as of that date, addressed to WEC, in form and substance satisfactory to WEC, stating in effect:

           (a) that they are, and during the period covered by their report(s) relating to the financial statements included in or incorporated by reference into the Proxy Statement they were, independent certified public accountants with respect to the Company within the meaning of Regulation S-X under the federal securities laws;

           (b) that, in their opinion, the financial statements of the Company included in or incorporated by reference into the Proxy Statement and covered by their report included therein or incorporated by reference therein comply as to form in all material respects with the applicable accounting requirements of the Exchange Act and the rules and regulations thereunder with respect to proxy statements;

           (c) that, on the basis of procedures (but not an examination made in accordance with generally accepted auditing standards) consisting of a reading of the latest available unaudited consolidated interim financial statements of the Company (with an indication of the date of the latest available unaudited interim financial statements), a reading of the latest available minutes of meetings of the stockholders and board of directors of the Company and the committees of the board and unanimous written consents thereof, if any, inquiries to certain officers and other employees of the Company responsible for financial and accounting matters, and other specified procedures and inquiries, nothing has come to their attention that caused them to believe that:

                (i) the unaudited consolidated financial statements of the Company included in the Proxy Statement do not comply as to form in all material respects with the applicable accounting requirements of the Exchange Act and the rules and regulations under the Exchange Act, or such unaudited financial statements were not prepared in accordance with generally accepted accounting principles (except to the extent certain footnote disclosures regarding any stub period may have been omitted in accordance with the applicable rules of the SEC under the Exchange Act) consistent in all material respects with those followed in the preparation of the audited financial statements of the Company included therein or incorporated by reference therein, or are not a fair presentation of the information purported to be shown; or

                (ii) there was any change in the capital stock or debt of the Company or any decrease in the net current assets of stockholders' equity of the Company and a specified date not more than 10 business days prior to the date of such letter, each as compared with the amounts shown in the balance sheet of the Company at January 1, 1998, other than as disclosed in this Agreement or any change or decrease (which shall be set forth in such letter) which WEC in its sole discretion shall accept;

           (d) that they have reviewed (in accordance with established professional standards and procedures under Rule 10-01(d) of SEC Regulation S-X) the Company's net sales, net earnings, and net earnings per share (on a basic and a fully diluted basis) of the Company's Common Stock during the period from January 1, 1998 to October 3, 1998;

           (e) that they have reviewed (in accordance with established professional standards and procedures under Rule 10-01(d) of SEC Regulation

S-X) the adequacy of all reserves on the Company's books at October 3, 1998 including, without limitation, inventory and litigation reserves; and

           (f) that they have compared specific numerical data and financial information pertaining to the Company set forth in the Proxy Statement, which have been specified by WEC prior to the date of this Agreement, to the extent that such data and information may be derived from the general accounting records of the Company, and excluding any questions requiring an interpretation by legal counsel, with the results obtained from the application of specified readings, inquiries, and other appropriate procedures (which procedures do not constitute an examination in accordance with generally accepted auditing standards) set forth in the letter, and found them to be in agreement.

     6.14 CLOSING CONDITIONS. Each party covenants and agrees to take such actions, or to cause its agents or representatives to take such actions, as may be necessary or appropriate to cause the conditions precedent to closing set forth in Article VII to be satisfied. In addition, the Company agrees that all representations and warranties of the Company set forth in Article III will be true and complete as of the Closing Date and agrees to fulfill or to cause its agents to fulfill the conditions precedent to Winbond's obligations to close set forth in Section 7.3(a), (b), (d), (e), (h), (i) and (k). WEC agrees that all representations and warranties of WEC set forth in Article IV will be true and complete as of the Closing Date and agrees to fulfill or to cause its agents to fulfill the conditions precedent to the Company's obligations to close set forth in Section 7.2(a), (b) and (d).

                                    ARTICLE VII
                                CONDITIONS PRECEDENT

     7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be, at the election of such party, subject to the fulfillment at or prior to the Closing Date of the following conditions:

           (a) CORPORATE APPROVALS. This Agreement shall have been approved and adopted by the board of directors of WEC and by the board of directors and shareholders of the Company in the manner required under the CGCL and rules of the Nasdaq National Market.

           (b) ANCILLARY AGREEMENTS AND DOCUMENTS. This Agreement and all ancillary agreements and documents provided herein shall have been duly executed and delivered by the parties hereto and thereto.

           (c) HSR ACT. The waiting period required by the U.S. Department of Justice and the Federal Trade Commission in connection with filings under the HSR Act shall have expired or terminated without any action having been taken to impede or delay the Merger.

           (d) LITIGATION. There shall be no pending or threatened litigation, proceeding or other similar action seeking to enjoin or otherwise stop or delay the transactions contemplated hereby.

     7.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company under this Agreement are, at the option of the Company, subject to the satisfaction at or prior to the Closing of the following conditions:

           (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties made by WEC in this Agreement shall be true in all material respects as of the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date, except for changes expressly contemplated by this Agreement, and WEC shall have delivered to the Company a certificate to such effect dated the Closing Date and signed by its Chief Executive Officer and Chief Financial Officer.

           (b) FULFILLMENT OF COVENANTS. All of the terms, covenants and conditions of this Agreement to be complied with and performed by WEC at or before the Closing Date shall have been duly complied with and performed, and WEC shall have delivered to the Company a certificate to such effect dated the Closing Date and signed by its Chief Executive Officer and Chief Financial Officer.

           (c) GOVERNMENT APPROVALS. All authorizations, consents and approvals of all Governmental Authorities required to be obtained in order to permit consummation of the transactions contemplated by this Agreement shall have been obtained, and all waiting periods imposed by such agencies and authorities shall have expired or terminated without adverse action.

           (d) OTHER THIRD PARTIES. All required consents to the consummation of the contemplated transactions from third parties to any contracts, leases and other instruments material to the parties' businesses shall have been obtained.

     7.3 CONDITIONS TO OBLIGATIONS OF WEC. The obligations of WEC under this Agreement are, at the option of WEC, subject to the satisfaction at or prior to the Closing of the following conditions:

           (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties made by the Company in this Agreement shall be true in all material respects as of the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date, except for changes expressly contemplated by this Agreement, and the Company shall have delivered to WEC a certificate to such effect dated the Closing Date and signed by the Chief Executive Officer and Chief Financial Officer of the Company.

           (b) FULFILLMENT OF COVENANTS. All of the terms, covenants and conditions of this Agreement to be complied with and performed by the Company at or before the Closing Date shall have been duly complied with and performed, and the Company shall have delivered to WEC a certificate to such effect dated the Closing Date and signed by the Chief Executive Officer and Chief Financial Officer of the Company.

           (c) GOVERNMENT APPROVALS. All authorizations, consents and approvals of all federal, state and local Governmental Authorities required to be obtained in order to permit consummation of the transactions contemplated by this Agreement shall have been obtained, and all waiting periods imposed by such agencies and authorities shall have expired or terminated without adverse action. WEC shall have obtained all licenses, or determined to its satisfaction the applicability of lawful exemptions, permitting the transfer of technical information and of Company Intellectual Property to the R.O.C. under U.S. Export Administration Regulations and other applicable export control restrictions.

           (d) OTHER THIRD PARTIES. All required consents to the consummation of the contemplated transactions from third parties to any contracts, leases and other instruments material to the parties' businesses shall have been obtained.

           (e) LEGAL OPINION. WEC shall have received from counsel to the Company an opinion, dated the Closing Date, satisfactory to WEC, in substantially the form attached hereto as Exhibit D to this Agreement.

           (f) NO MATERIAL ADVERSE CHANGE. There shall be no material adverse change in the financial condition, results of operations or business of the Company from July 4, 1998, through the Closing Date other than changes disclosed in the Company Disclosure Schedule, and, provided that such closing shall have occurred on or before October 31, 1998, the amount of the Company's cash, cash equivalents and liquid investments (after payment or provision for payment of the fees and expenses specified in Section 7.3(i)) shall be not less than $23,000,000.

           (g) R.O.C. APPROVALS. WEC shall have received approval for the transactions contemplated hereby from the Taiwan Foreign Investment Commission and shall have received foreign exchange authorization from the

Central Bank of China for payment of the U.S. Dollars payable to the Company's shareholders at the Closing.

           (h) RESIGNATION OF DIRECTORS. All persons serving as directors of the Company and its subsidiaries shall have tendered their resignations to be effective as of the Closing Date.

           (i) EXPENSES. The Company shall have paid (or made adequate provision for the payment of) all reasonable fees and expenses incurred by the Company in connection with the transactions contemplated hereby (including without limitation fees paid to the Company's financial advisors, accountants and attorneys, costs and expenses related to the Special Meeting and the Proxy Statement, any compensatory payments made pursuant to employment or other written agreements on account of the Merger and any other bonus payments made on account of the Merger, but excluding payments made pursuant to Section 2.4 of this Agreement) in an amount approved by WEC, which shall in no event exceed $3,000,000.

           (j) COMPANY SHAREHOLDER APPROVAL. Less than five percent (5%) of the outstanding shares of the Company (including shares held by WEC and the WEC Group) entitled to vote at the Special Meeting shall have been voted against the Merger at the Special Meeting.

           (k) COMFORT LETTER. WEC shall have received from Arthur Andersen LLP the Accountants' Letter described in Section 6.13.

                                    ARTICLE VIII
                          NO SURVIVAL OF REPRESENTATIONS,
                              WARRANTIES AND COVENANTS

           Except as provided in the following sentence, the representations and warranties of the parties contained in this Agreement or in any certificate or instrument delivered pursuant hereto and the covenants in Articles V and VI of this Agreement and in the Voting Agreement shall not survive the Closing hereunder. Notwithstanding the preceding sentence to the contrary, the parties agree that nothing herein limits any potential remedies of WEC, Oriole or the Surviving Company arising under applicable federal and state laws with respect to any intentional or willful fraud, intentional or willful misrepresentation, intentional or willful act of concealment or deceit, or gross negligence committed by any director, officer, employee or other agent of the Company.

                                     ARTICLE IX
                                 GENERAL PROVISIONS

     9.1 NOTICES. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery or on the day sent by facsimile transmission if a true and correct copy is sent the same day by first class mail, postage prepaid, or by dispatch by an internationally recognized express courier service, and in each case addressed as follows:

           TO THE COMPANY:              Information Storage Devices, Inc.
                                        2045 Hamilton Avenue
                                        San Jose, CA  95125
                                        Attention:  President

                With a copy to          Fenwick & West LLP
                counsel for the         Two Palo Alto Square
                Company:                Palo Alto, CA  94306
                                        Attention: Robert B. Dellenbach, Esq.

            TO WEC, WIC, ORIOLE         Winbond Electronics Corporation
            and WAC:                    No. 4, Creation Rd. III
                                        Science-Based Industrial Park
                                        Hsinchu, Taiwan, R.O.C.
                                        Attention:  Arthur Y.C. Chiao, Chairman

                With a copy to:         Winbond Electronics Corporation
                                        No. 4, Creation Rd. III
                                        Science-Based Industrial Park
                                        Hsinchu, Taiwan, R.O.C.
                                        Attention:  Lee Chen, Deputy Director
                                                    Legal & Auditing Division

                With a copy to          Graham & James, LLP
                counsel for WEC,        600 Hansen Way
                WIC, ORIOLE and WAC:    Palo Alto, CA  94304
                                        Attention:  Alan B. Kalin, Esq.

     or to such other addresses or other persons as may be designated in writing by any of the parties, by notice given as aforesaid.

     9.2 HEADINGS. The headings of the several sections of this Agreement are inserted for the convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement.

     9.3 COUNTERPARTS. This Agreement may be executed in counterparts, and a party's delivery of a signed counterpart by facsimile transmission will constitute valid execution and delivery of this Agreement by such party.

     9.4 ASSIGNMENT. None of the parties may assign or transfer any rights or obligations under this Agreement.

     9.5 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the shareholders of the Company, by written notice or agreement as follows:

           (a) by mutual agreement of the boards of directors of WEC and the Company;

           (b) by the board of directors of either WEC or the Company if the Closing Date shall not have occurred on or prior to December 31, 1998, or such other date as may be mutually agreed by the parties;

           (c) by the board of directors of WEC if (i) any of the conditions specified in Sections 7.01 or 7.03 has not been satisfied or waived in writing by WEC or (ii) the Company's shareholders do not approve this Agreement and the Merger as required by applicable law;

           (d) by the board of directors of the Company if any of the conditions specified in Sections 7.01 or 7.02 has not been satisfied or waived in writing by the Company;

           (e) by WEC if (i) the Company's board of directors shall have withdrawn or modified its recommendation in favor of this Agreement and the Merger or (ii) a tender offer (to which Rule 14e-2 applies) other than by WEC or its Affiliates for any outstanding shares of capital stock of the Company is commenced prior to the Special Meeting, and the Company's board of directors fails to recommend against acceptance of such tender offer within the time period required by Rule 14e-2 (including by taking no position with respect to acceptance of such tender offer by the Company's shareholders);

           (f) by the Company if its board of directors determines in good faith that an Acquisition Proposal becomes a Superior Proposal; or

           (g) by the board of directors of either WEC or the Company if (i) there shall be a nonappealable order of a federal or state court in effect preventing consummation of the Merger of (ii) there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issue or deemed applicable to the Merger by any governmental entity that would make consummation of the Merger illegal.

     9.6 EFFECT OF TERMINATION. In the event of termination of this Agreement by either WEC or the Company, as provided in Section 9.5, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of either WEC or the Company or their respective officers or directors except as set forth in Section 9.7 and Sections 6.1(b), 6.5 and 6.11 of this Agreement and except to the extent that such termination results from fraud by a party hereto.

     9.7 BREAK-UP FEE. In the event that (a) this Agreement is terminated, other than by reason of termination due to fraud of WEC as described in
Section 9.6, and, within 18 months of the date of this Agreement, the Company enters into an agreement for, or otherwise consummates, any of the transactions described in Section 6.12, or (b) the Company's shareholders do not approve this Agreement and the Merger, or (c) this Agreement is terminated by WEC pursuant to Section 9.5(e), or (d) this Agreement is terminated by the Company pursuant to Section 9.5(f), then, in each case the Company shall immediately advise WEC in writing and, further, shall pay to WEC, on demand, the sum of Four Million United States Dollars (US$4,000,000) in immediately available funds, as liquidated damages. In addition, in the event that the Closing does not occur prior to December 31, 1998 due to a breach by the Company or WEC of its respective obligations to satisfy the conditions to closing set forth in Article VII of this Agreement, the party which so breaches shall pay to the non-defaulting party, on demand, the sum of Four Million United States Dollars (US $4,000,000) in immediately available funds, as liquidated damages; PROVIDED, HOWEVER, that in the case of WEC, neither WEC, WIC nor any other member of the WEC Group shall be required to pay a break-up fee if the failure to close is due to any of the following: (i) there shall have occurred a material adverse change in the financial condition, results of operations or business of the Company from the date of this Agreement through the Closing Date, as determined in good faith by the board of directors of WEC; (ii) the Department of Justice and/or the Federal Trade Commission has not given written notice of the expiration of the waiting period under the HSR Act or has notified the Company or WEC of its or their intention to take action to stop or delay the Merger; (iii) there shall be pending or threatened litigation, or other proceeding or similar action (other than R.O.C. governmental approval) seeking to enjoin or otherwise stop or delay the Merger or (iv) there shall have been an uncured breach by the Company of its representations, warranties, covenants or agreements set forth in this Agreement or the Company or its agents or shareholders shall have failed to satisfy a condition precedent to WEC's obligations to close; and, in the case of the Company, the Company shall not be required to pay a break-up fee if the failure to close is due to any of the following: (i) the Department of Justice and/or the Federal Trade Commission has not given written notice of the expiration of the waiting period under the HSR Act or has notified the Company or WEC of its or their intention to take action to stop or delay the Merger; (ii) there shall be pending or threatened litigation, or other proceeding or similar action seeking to enjoin or otherwise stop or delay the Merger; or (iii) there shall have been an uncured breach by WEC of its representations, warranties, covenants or agreements set forth in this Agreement or WEC or its agents shall have failed to satisfy a condition precedent to the Company's obligation to close.

     9.8 WAIVER. Any party hereto may, by written notice to the others: (i) waive any of the conditions to its obligations hereunder or extend the time for the performance of any of the obligations or actions of the others; (ii) waive any inaccuracies in the representations of the others contained in this Agreement or in any documents delivered pursuant to this Agreement; (iii) waive compliance with any of the covenants of the others contained in this Agreement; or (iv) waive or modify performance of any of the obligations of the others. No action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, condition or agreement contained herein. Waiver of the breach of any one or more provisions of this Agreement shall not be deemed or construed to be a waiver of other breaches or subsequent breaches of the same provisions.

     9.9 ENTIRE AGREEMENT. This Agreement, including the schedules and exhibits hereto, constitutes the entire agreement between the parties pertaining to the subject matter contained herein and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by the party sought to be bound.

     9.10 GOOD FAITH. Each of the parties hereto agrees that it shall act in good faith in an attempt to cause all the conditions precedent to its respective obligations hereunder to be satisfied.

     9.11 APPLICABLE LAW. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of California without regard to its principles governing conflicts of laws.

     9.12 SEVERABILITY. Should any provision of this Agreement be determined to be invalid, it shall be severed from this Agreement and the remaining provisions of the Agreement shall remain in full force and effect.

           Witness the due execution of this Agreement by the parties hereto as of the date first set forth above.



WINBOND ELECTRONICS CORPORATION           INFORMATION STORAGE DEVICES,
                                          INC.

By:                                        By:
   -------------------------------------      ----------------------------------
   Chairman of the Board of Directors           Chief Executive Officer


ORIOLE HOLDING CORPORATION



By:
   -------------------------------------
    Chairman of the Board of Directors


WINBOND ACQUISITION CORPORATION


By:
   -------------------------------------
    Chairman of the Board of Directors


WINBOND INT'L CORPORATION


By:
   -------------------------------------
    Director